This prospectus relates to the Registration Statement File No. 333-48415 and is being filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 5, 1998)

[LOGO]                                                                    [LOGO]

                                 $[250,000,000]

                            AT&T CAPITAL CORPORATION
                % SENIOR PUBLIC INCOME NOTES (PINES'sm') DUE 2028
    GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                           NEWCOURT CREDIT GROUP INC.
                                ----------------
      This is an offering of      % Senior Public Income NotES ('PINES') due
2028 to be issued by AT&T Capital Corporation (the 'Company'). The PINES will be general unsecured, unsubordinated obligations of the Company, and will be guaranteed as to payment of principal, premium, if any, and interest by Newcourt
Credit Group Inc. The PINES will mature on             , 2028. The Company will
pay interest on the PINES on January 15, April 15, July 15 and October 15 of each year. The first such payment will be on January 15, 1999. The PINES will be redeemable at the option of the Company, in whole or part, at any time after
               , 2003 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and will be increased in multiples of $25.
      THE PINES ARE NOT GUARANTEED OR SUPPORTED IN ANY WAY BY AT&T CORP. AT&T CAPITAL CORPORATION IS NOT OWNED BY, OR AN AFFILIATE OF, AT&T CORP.
      The Company intends to list the PINES on the New York Stock Exchange and expects trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade 'flat.' This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.
      SEE 'RISK FACTORS' BEGINNING ON PAGE S-3 IN THIS PROSPECTUS SUPPLEMENT AND ON PAGE 3 IN THE PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE PINES.
                                ----------------
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                                                                                      PER PINES          TOTAL
                                                                                      ---------      --------------
Initial public offering price......................................................      100%        $[250,000,000]
Underwriting discounts.............................................................         %        $
Proceeds, before deducting expenses, to the Company................................         %        $

      The initial public offering price set forth above does not include accrued
interest, if any. Interest on the PINES will accrue from             , 1998 and
must be paid by the purchaser if the PINES are delivered after          , 1998.
                                ----------------
The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York
on November             , 1998.
'PINES'sm'' is a service mark of Salomon Smith Barney Inc.

SALOMON SMITH BARNEY
      A.G. EDWARDS & SONS, INC.
                MERRILL LYNCH & CO.
                            MORGAN STANLEY DEAN WITTER
                                     PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES INCORPORATED
November             , 1998

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
                                              PROSPECTUS SUPPLEMENT
The Company................................................................................................    S-3
Risk Factors...............................................................................................    S-3
Description of the PINES...................................................................................    S-4
Recent Developments........................................................................................    S-7
Material Federal Income Tax Consequences...................................................................    S-7
Underwriting...............................................................................................    S-9

                                                    PROSPECTUS

Available Information......................................................................................      2
Incorporation of Documents
  by Reference.............................................................................................      3
Risk Factors...............................................................................................      3
The Company................................................................................................      7
Use of Proceeds............................................................................................     10
Ratio of Earnings to Fixed Charges.........................................................................     11
Description of the Debt Securities.........................................................................     12
Description of the Warrants................................................................................     20
Description of the Guarantee...............................................................................     27
Global Securities..........................................................................................     27
Material Federal Income Tax Consequences...................................................................     29
Plan of Distribution.......................................................................................     29
Validity of Securities.....................................................................................     30
Experts....................................................................................................     30
Unaudited Pro Forma Consolidated Financial Statements......................................................    F-1

In this prospectus supplement, the 'Company' refers to AT&T Capital Corporation and 'we,' 'us' and 'our' refer to Newcourt Credit Group Inc. and its consolidated subsidiaries, including the Company. 'Newcourt' refers to Newcourt Credit Group Inc.

                                  THE COMPANY

     The Company is a full-service, diversified equipment leasing and finance company that operates principally in the United States. We also have operations in Western Europe, Canada, Australia, New Zealand, the Asia/Pacific region and Latin America. We are one of the largest equipment leasing and finance companies in the United States and are the largest lessor of telecommunications equipment in the United States, in each case, based on the aggregate value of equipment leased or financed. On January 12, 1998, the Company became a wholly-owned subsidiary of Newcourt. Newcourt is an independent financial services company which originates and manages asset-based financings. Newcourt was formed in 1984 as an investment bank which originated and structured asset based financings for the corporate and institutional asset finance market and syndicated such financings to Canadian financial institutions. In 1988, Newcourt broadened its activities to include vendor and direct equipment financing. Newcourt is one of the largest providers of vendor finance in the world, and one of the world's largest non-bank commercial asset finance companies.

     Our long-term debt is rated 'A-', 'BBB+', 'Baa3' and 'BBB' by Duff & Phelps Credit Rating Company, Fitch IBCA, Inc., Moody's Investors Services Inc. and Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, respectively.

     The Company's principal executive offices are located at 2 Gatehall Drive, Parsippany, New Jersey 07054. The telephone number is (973) 606-3500.

                                  RISK FACTORS

     An investment in the PINES involves a number of risks, some of which relate to the PINES and others of which relate to the Company. You should carefully consider the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before buying any PINES.

LACK OF PRIOR MARKET FOR THE PINES AND TRADING CHARACTERISTICS OF THE PINES

     Prior to this offering, there has been no market for the PINES. We expect that the PINES will be approved for listing on the New York Stock Exchange ('NYSE'). Trading of the PINES on the NYSE is expected to begin within 30 days after the original issue date. However, a listing does not guarantee that a trading market for the PINES will develop or, if a trading market for the PINES does develop, the depth of that market. The PINES are expected to trade 'flat'. This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.

RECENT VOLATILITY IN CAPITAL MARKETS

     The capital markets we access to fund our businesses, specifically, the commercial paper markets, the public and private fixed income markets, the asset-backed securitization markets and the equity capital markets have recently experienced a high degree of volatility and uncertainty. In response to current market conditions, we have adjusted our financing mix. If such conditions persist for an extended period of time, we may experience higher financing costs and potential limitations on availability of funds. Such developments could have a material adverse impact on our profitability, operations and financial condition.

     See 'Risk Factors' in the prospectus for additional information.

                            DESCRIPTION OF THE PINES

                                    GENERAL

     We provide information to you about the PINES in two separate documents that progressively provide more detail: (1) the prospectus and (2) this prospectus supplement. Because the specific terms of the PINES may differ from the general information we have provided, you should rely on the information in this prospectus supplement over different information in the prospectus.

     The Company is issuing the PINES as a part of its Medium-Term Notes, Series F (the 'Medium-Term Notes') under the Indenture, dated as of April 1, 1998 (the 'Indenture') by and among the Company, Newcourt and The Chase Manhattan Bank, as trustee (the 'Trustee'). The Medium-Term Notes have been registered with the Securities and Exchange Commission under Registration Statement No. 333-48415 (the 'Registration Statement'), pursuant to which the Company has registered debt securities and certain other securities having an aggregate purchase price of U.S. $5,000,000,000 (or the equivalent thereof in other currencies or currency units).

     The following statements about the PINES are summaries and are subject to the more detailed provisions of the Trust Indenture Act of 1939, as amended, and the Indenture, a copy of the form of which is filed as an exhibit to the Registration Statement. The following statements, therefore, do not contain all the information that may be important to you. Not all the terms used in this prospectus supplement are defined herein, and you should refer to the prospectus or Indenture for the definitions of such terms. You should note that the provisions of the Indenture set forth the terms of the PINES in greater detail than this prospectus supplement or the prospectus. If the statements herein differ from provisions in the Indenture, the provisions of the Indenture control.

     The Indenture does not limit the aggregate principal amount of securities which may be issued thereunder. From time to time, the Company may issue a single series or two or more separate series of securities up to the aggregate principal amount authorized by the Company for each series. The Company may issue Medium-Term Notes, including the PINES, with an aggregate offering price of up to U.S. $5,000,000,000; however, such amount may be reduced if the Company issues any other securities pursuant to the Registration Statement. The Company has $1,334,000,000 aggregate principal amount of Medium-Term Notes, Series F currently issued and outstanding under the Indenture.

     The PINES

     (1) will be unsecured obligations of the Company,

     (2) will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding,

     (3) are guaranteed by Newcourt with respect to payment of principal, premium, if any, and interest; such guarantee ranks equally with all other unsecured and unsubordinated indebtedness of Newcourt from time to time outstanding,

     (4) will be limited in aggregate principal amount to $[250,000,000]; however, the Underwriters have the option to purchase an additional
         $       aggregate principal amount of PINES,

     (5) will mature on        , 2028,

     (6) will be issued in minimum denominations of $25 and will be increased in multiples of $25,

     (7) will be redeemable at the option of the Company, in whole or in part,
         at any time after             , 2003 on any Interest Payment Date at a
         redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date,

     (8) are expected to be listed on the NYSE, and

     (9) are expected to receive ratings equivalent to our long-term debt ratings as described on page S-3.

     The Company may, from time to time, without your consent, issue additional medium-term notes, PINES or other debt securities under the Indenture in addition to the $5,000,000,000 aggregate principal amount of securities authorized as of the date of this prospectus supplement. See 'Description of the Debt Securities' in the prospectus.

                               QUARTERLY PAYMENTS

     Interest on the PINES will accrue from the date of original issuance at a
rate of        % per annum and will be payable quarterly in arrears on January
15, April 15, July 15 and October 15 of each year, commencing January 15, 1999 (each an 'Interest Payment Date'). On an Interest Payment Date, the Company will make interest payments to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, the record date will be the date fifteen calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day. The amount of interest payable
on January 15, 1999 to holders of PINES will be $          per $
principal amount of PINES.

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment.

     A 'Business Day' shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

                            REDEMPTION AND REPAYMENT

     The PINES will be redeemable at the option of the Company, in whole or in part, at any time on or after [November 15, 2003] on any Interest Payment Date and prior to maturity, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, the Company may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require the Company to repay PINES prior to maturity.

          THE REGISTRAR; THE PAYING AGENT AND THE AUTHENTICATING AGENT

     The Company has initially designated The Chase Manhattan Bank, acting through its principal corporate trust office at 450 West 33rd Street, New York, New York, as the registrar and transfer agent for the PINES, as the paying agent for the PINES and as the authenticating agent for the PINES. Payments of principal and premium, if any, and interest will be payable, and the PINES will be transferable, at the office of the paying agent. The Company may, however, pay interest by check mailed to registered holders of the PINES. At the maturity of the PINES, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such PINES at the office of the Trustee.

                                BOOK-ENTRY ONLY

     The PINES will be issued only in book-entry form through the facilities of The Depository Trust Company (the 'Depositary') and will be in denominations of $25. The PINES will be represented by a single global security (the 'Global Security') and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the

American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

     Upon the issuance of the Global Security, the Depositary will credit its participants' account on its book-entry registration and transfer system their respective principal amounts of the PINES represented by such Global Security. The Underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in PINES.

     So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the PINES represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have PINES represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of PINES in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on PINES registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such PINES. None of the Company, Newcourt, the Trustee, any paying agent or the registrar for such PINES will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such PINES or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that the Depositary for the PINES or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such PINES as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interest in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name' (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue PINES in definitive form in exchange for the entire Global Security representing such PINES. In addition, the Company may at any time, and in its sole discretion, determine not to have the PINES represented by the Global Security and, in such event, will issue PINES in definitive form in exchange for the Global Security representing such PINES. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of PINES represented by such Global Security equal in principal amount to such beneficial interest and to have such PINES registered in its name. PINES so issued in definitive form will be issued as registered PINES in denominations that are integral multiples of $25.

                               EVENTS OF DEFAULT

     See 'Description of the Debt Securities -- Events of Default, Notice and Waiver' in the accompanying prospectus.

                            DESCRIPTION OF GUARANTEE

     Newcourt unconditionally guarantees the due and punctual payment of the principal, premium, if any, and interest on the PINES when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. This guarantee will rank equally with all other unsecured and unsubordinated obligations of Newcourt. The right of Newcourt and, hence, the right of creditors of Newcourt (including holders of the PINES, as beneficiaries of this guarantee) to participate in any distribution of the assets of any subsidiary of Newcourt, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Newcourt itself as a creditor of a subsidiary may be allowed.

                              RECENT DEVELOPMENTS

     Because it is a wholly-owned subsidiary of Newcourt, as of November 15, 1998, the Company will cease to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Certain summarized financial information concerning the Company is included in the notes to the consolidated financial statements of Newcourt. Newcourt is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and accordingly, files periodic reports and other information with the Securities and Exchange Commission. See 'Available Information' in the accompanying prospectus.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PINES constitutes the opinion of Sidley & Austin, special tax counsel to the Company. It deals only with original purchasers that acquire and hold the PINES as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding PINES as a part of a hedging or conversion transaction or a straddle, investors whose 'functional currency' is not the U.S. dollar, or foreign investors (as described below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the 'Code'), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase, ownership or disposition of PINES should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

                              PAYMENTS OF INTEREST

     An investor will be taxed on the amount of payments of interest on PINES as ordinary interest income at the time it accrues or is received in accordance with the investor's regular method of accounting for United States federal income tax purposes.

                     SALE OR OTHER DISPOSITION OF THE PINES

     An investor who disposes of PINES, whether by sale, exchange for other property, or payment by the Company, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the investor's adjusted tax basis in the PINES. In such case, an investor must include accrued but unpaid interest in such investor's ordinary income. In general, the investor's adjusted tax basis in PINES will be equal to the initial purchase price. Any gain or loss recognized upon the sale or other disposition of PINES will be capital gain or loss. For non-corporate investors, any capital gain recognized on the sale or other disposition of PINES held by the investor for more than one year will be taxed at a maximum rate of 20%. Any capital gain for PINES held for one year or less is taxed at the rates applicable to ordinary income (i.e., up to 39.6%). Taxpayers must aggregate capital gains and losses for each taxable year. In the event a taxpayer realizes a net capital loss for any year, there are limits on the amount of such capital losses which can be deducted.

                               FOREIGN INVESTORS

     Special tax rules apply to the purchase of PINES by foreign persons. For U.S. tax purposes, foreign investors include any person who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     Interest paid or accrued to a foreign investor that is not effectively connected with the conduct of a trade or business within the United States by the investor will generally be considered 'portfolio interest' and generally will not be subject to United States federal income tax or withholding tax, as long as the foreign investor (i) is not actually or constructively a 10% shareholder of the Company or a controlled foreign corporation related to the Company through stock ownership, and (ii) provides (or has a financial institution provided on its behalf) an appropriate statement (Form W-8) to the Company or paying agent that is signed under penalties of perjury, certifying that the beneficial owner of the PINES is a foreign person and providing that foreign person's name and address. If the information provided in this statement changes, the foreign investor must provide a new Form W-8 within 30 days. The Form W-8 is generally effective for three years. If the foreign investor fails to satisfy these requirements so that interest on the investor's PINES was not portfolio interest, interest payments would be subject to United States federal income and withholding tax at a rate of 30% unless reduced or eliminated pursuant to an applicable income tax treaty. To qualify for any reduction as the result of an income tax treaty, the foreign investor must provide the paying agent with Form 1001. This form is also effective for three years.

     Any capital gain realized on the sale or other taxable disposition of PINES by a foreign investor will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the investor and
(ii) in the case of an individual foreign investor, the investor is not present in the United States for 183 days or more during the taxable year. If an individual foreign investor is present in the U.S. for 183 days or more during the taxable year, the gain on the sale or other disposition of the PINES could be subject to a 30% withholding tax unless reduced by treaty.

     Treasury Regulations which will become effective for Note payments made after December 31, 1999 (regardless of when a foreign investor acquired PINES) may change reporting requirements for certain withholding agents.

                             INFORMATION REPORTING
                             AND BACKUP WITHHOLDING

     The Company (or an agent acting on its behalf) will be required to report annually to the Internal Revenue Service, and to each non-corporate holder of PINES other than foreign persons, the amount of interest paid on the PINES for each calendar year. Each non-corporate holder of PINES (other than holders of PINES who are not subject to the reporting requirements) who is not a foreign person will be required to provide, under penalties of perjury, a certificate (Form W-9) containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a holder of PINES fail to provide the required certification, the Company will be required to withhold (or cause to be withheld) 31% of the interest otherwise payable to the holder, and remit the withheld amounts to the Internal Revenue Service as a credit against the holder's federal income tax liability.

     Similarly, if a foreign investor fails to provide necessary documentation to the Company or its paying agent regarding the investor's taxpayer identification number or certification of exempt status, a 31% backup withholding tax may be applied to PINES payments to that investor. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the foreign investor's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     We and the underwriters named below (the 'Underwriters') have entered into an underwriting agreement and a pricing agreement with respect to the PINES. Subject to certain conditions, each Underwriter has severally agreed to purchase the aggregate principal amount of PINES indicated in the following table.

                                                                                PRINCIPAL AMOUNT
                                UNDERWRITERS                                        OF PINES
-----------------------------------------------------------------------------   -----------------
Salomon Smith Barney Inc. ...................................................
A.G. Edwards & Sons, Inc. ...................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated...........................
Morgan Stanley & Co. Incorporated............................................
PaineWebber Incorporated.....................................................
Prudential Securities Incorporated...........................................
                                                                                -----------------
     Total...................................................................   $    [250,000,000]
                                                                                -----------------
                                                                                -----------------

     PINES sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. The Underwriters may sell PINES to securities dealers at a discount
from the initial public offering price of up to        % of the principal amount
of the PINES. Securities dealers may resell any PINES purchased from the Underwriters to certain other brokers or dealers at a discount from the initial
public offering price of up to        % of the principal amount of the PINES. If
all the PINES are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

     The Company has granted the Underwriters an option to purchase up to an
additional $[            ] aggregate principal amount of PINES at the initial
public offering price, less the underwriting discount. Such option, which will expire 30 days after the date of this prospectus supplement, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase from the Company approximately the same percentage of the aggregate principal amount of PINES as the amount set forth next to such Underwriter's name in the above table bears to the aggregate principal amount of PINES set forth as the total to be purchased in the above table.

     Prior to the Offering, there has been no public market for the PINES. The PINES will be listed on the NYSE, and we expect trading in the PINES on the NYSE to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the Underwriters will undertake to sell lots of 100 or more to a minimum of 400 beneficial holders.

     The PINES are a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither the Company nor the Underwriters can assure you that the trading market for the PINES will be liquid.

     In connection with this offering, the Underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater total principal amount of PINES than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while this offering is in progress.

     The Underwriters also may impose a penalty bid. This may occur when a particular

Underwriter repays to the Underwriters a portion of the underwriting discount because the Underwriters have repurchased PINES sold by or for the account of that Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Company expects to have an estimated $       of expenses in connection
with this offering.

PROSPECTUS
                                 $5,000,000,000

                                     [LOGO]

               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS, AND INTEREST RATE WARRANTS
                                ----------------
     AT&T Capital Corporation ('AT&T Capital' or the 'Company'), an indirect wholly-owned subsidiary of Newcourt Credit Group Inc. ('Newcourt'), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer and sell from time to time, one or more series of (i) debt securities (the 'Debt Securities') of the Company, (ii) warrants to purchase Debt Securities (the 'Debt Warrants'), (iii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash equal to the cash value of the right to purchase (the 'Currency Call Warrants') or to sell (the 'Currency Put Warrants' and, together with the Currency Call Warrants, the 'Currency Warrants') a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by the Company at the time of offering, (iv) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases (the 'Index Put Warrants') or increases (the 'Index Call Warrants') in the level of a specified index (an 'Index') which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices (the 'Index Spread Warrants' and, together with the Index Put Warrants and the Index Call Warrants, the 'Index Warrants') or (v) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases (the 'Interest Rate Put Warrants') or increases (the 'Interest Rate Call Warrants' and, together with the Interest Rate Put Warrants, the 'Interest Rate Warrants' and, together with the Index Warrants, the Currency Warrants and the Debt Warrants, the 'Warrants') in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the 'Sovereign Debt Instrument'), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the 'Rate') or in any specified combination of Sovereign Debt Instruments and/or Rates, for an aggregate offering price of up to $5,000,000,000, or the equivalent thereof in one or more foreign currencies or currency units (such amount being the aggregate proceeds to the Company from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the 'Securities') issued and the aggregate exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). Securities may be offered either together or separately and in one or more series or amounts, at prices and on terms to be determined at the time of sale. The Securities will receive the benefit of an irrevocable unconditional Newcourt guarantee. See 'The Company -- Relationship with Newcourt.' If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased and in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, and any other terms in connection with such offering and sale are set forth in the accompanying Prospectus Supplement and pricing supplement (together, the 'Prospectus Supplement'). If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation and aggregate number thereof, the currency or currency unit for which the Warrants may be purchased and/or in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such Warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, and any other terms in connection with such offering and sale will be set forth in the Prospectus Supplement. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. The Debt Securities and Debt Warrants may be issued in registered or bearer form (in the case of Debt Securities, with or without interest coupons) or both or, in the case of Debt Securities, in uncertificated form. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in temporary or permanent global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States institutions. See 'Description of the Debt Securities -- Limitations on Issuance of Bearer Debt Securities.' The initial public offering price, the agent, dealer or underwriter, if any, in connection with the offering and sale of the Securities, a discussion of certain federal income taxation consequences to holders of Securities and, if applicable, a discussion of certain risks associated with an investment in Securities will be set forth in the Prospectus Supplement.

     THE SECURITIES ARE NOT GUARANTEED OR SUPPORTED IN ANY WAY BY AT&T CORP. ('AT&T').
                                ----------------
SEE RISK FACTORS ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT
                               IN THE SECURITIES.
                                ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                ----------------
     If an agent of the Company or a dealer or an underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities less such discount in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of the Securities sold, less the aggregate of agents' commissions and dealers' and underwriters' discounts and other expenses of issuance and distribution. The net proceeds to the Company from the sale of Securities offered pursuant to a particular Prospectus Supplement are also set forth in such Prospectus Supplement. See 'Plan of Distribution' for possible indemnification arrangements for the agents, dealers and underwriters.

May 5, 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE.

                                ----------------

     THE GUARANTOR IS A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS INSOFAR AS IT RELATES TO THE GUARANTOR AND THE GUARANTEE IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF ITS HOME JURISDICTION. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS OF THE GUARANTOR INCLUDED OR INCORPORATED BY REFERENCE HEREIN, HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND SUCH FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE GUARANTOR IS INCORPORATED AND ORGANIZED UNDER THE LAWS OF THE PROVINCE OF ONTARIO, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA AND THAT A SUBSTANTIAL PORTION OF THE ASSETS OF THE GUARANTOR AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3, pursuant to the Securities Act of 1933, as amended (the 'Securities Act'), and the rules and regulations promulgated thereunder, with respect to the Securities offered hereby. Newcourt has filed with the Commission a Registration Statement on Form F-9 pursuant to the Securities Act and the rules and regulations promulgated thereunder with respect to the Guarantee of the Securities offered hereby. The term 'Registration Statement' means the combined Registration Statement of the Company on Form S-3 and the Registration Statement of Newcourt on Form F-9 and includes all amendments, exhibits and schedules thereto. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made.

     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

     Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company (File No. 001-11237) with the Commission and are incorporated by reference in the Prospectus that constitutes a part of the Registration Statement on Form S-3:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

     (2) The Company's Current Reports on Form 8-K dated March 9, 1998, March 4, 1998, February 20, 1998, February 9, 1998, January 12, 1998, January 5, 1998, November 19, 1997, May 30, 1997, May 12, 1997 and February 12,
         1997, respectively and the Company's Current Reports on Form 8-K/A dated March 17, 1998 (amending the Report on Form 8-K dated January 12,
         1998), February 18, 1998 (amending the Report on Form 8-K dated February 9, 1998) and February 11, 1998 (amending the Report on Form 8-K dated November 19, 1997).

     The following documents have been filed by Newcourt (File No. 001-14604) with the Commission and are incorporated by reference in the Prospectus that constitutes a part of the Registration Statement on Form F-9:

          (1) the Renewal Annual Information Form of Newcourt dated May 2, 1997 on Form 40-F;

          (2) the audited comparative consolidated financial statements of Newcourt and the auditors' report there on for the fiscal year ended December 31, 1997 on Form 6-K; and

          (3) the Management Information Circular of Newcourt dated February 4, 1998, except the sections entitled 'Compensation and Conduct Review Committee', 'Report on Executive Compensation', 'Corporate Governance' and the 'Share Performance Graph' on Form 6-K.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     COPIES OF THE ABOVE DOCUMENTS OF THE COMPANY MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM AT&T CAPITAL CORPORATION, 44 WHIPPANY ROAD, MORRISTOWN, NJ 07962-1983 (TELEPHONE NUMBER 973-397-3000), ATTENTION: TREASURY DEPARTMENT; COPIES OF THE ABOVE DOCUMENTS OF NEWCOURT MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM NEWCOURT CREDIT GROUP INC., BCE PLACE, 181 BAY STREET, SUITE 3500, P.O. BOX 827, TORONTO, ONTARIO, CANADA M5J2T3 (TELEPHONE NUMBER 416-777-6066),
ATTENTION: COMMUNICATIONS DEPARTMENT.

                                  RISK FACTORS

     The following risk factors in addition to the other information included in this Prospectus should be given careful consideration. To the extent any of the information constitutes a 'forward-looking statement' for purposes of Section 21E(i) of the Exchange Act or Section 27A(i) of the Securities Act, the risk factors set forth below are meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, and no assurance can be given that actual results will not in fact differ materially.

RISKS RELATED TO PLANS INVOLVING NEWCOURT

     Integration of Business. Both the Company and Newcourt have completed a number of acquisitions during the past five years. Integration of these two businesses will require a significant amount of management's time. Diversion of management attention from the Company's existing business could have a material adverse impact on the revenues and operating results of the Company.

     Guarantee of Certain Newcourt Debt. In connection with the Newcourt Acquisition (as defined below), on February 20, 1998 the Company entered into an agreement pursuant to which the Company will guarantee (the 'Company Guarantee') the payment of certain indebtedness and liquidity facilities issued, guaranteed or entered into by Newcourt (as amended, supplemented, restated or replaced, collectively, the 'Newcourt Debt Securities') for the timely benefit of the holders of the Newcourt Debt Securities (collectively, the 'Newcourt Noteholders'). A copy of the Company Guarantee is filed as Exhibit 10 to the Company's Current Report on Form 8-K dated February 20, 1998 filed on March 12, 1998.

     Because the Company Guarantee is anticipated to cover future indebtedness under various documents evidencing or relating to the Newcourt Debt Securities, as well as amendments, supplements, restatements or replacements of or to the Newcourt Debt Securities, the aggregate outstanding principal amount of the Newcourt Debt Securities to be covered by the Company Guarantee is expected to increase in the future.

     The Company's obligations under the Company Guarantee represent an irrevocable and unconditional guarantee of the due and punctual payment to the Newcourt Noteholders, on demand, whether at stated maturity or otherwise, of all debts, liabilities and obligations of Newcourt under the Newcourt Debt Securities, including present and future, direct and indirect, absolute and contingent and matured and unmatured debts, liabilities and obligations. The liability of the Company under the Company Guarantee is anticipated to be unlimited as to amount and to be absolute and unconditional irrespective of any conditions or circumstances that might otherwise constitute a defense available to the Company or Newcourt, including any defense based on the lack of validity or the unenforceability of the Newcourt Debt Securities or any defense or counterclaim available to Newcourt.

     Sensitivity to Ratings on Debt. As a result of the consummation of the Newcourt Acquisition, each of the four statistical rating organizations that have been rating the Company's securities maintained or upgraded their respective ratings on the Company's short-term and (where applicable) long-term senior unsecured debt. No assurance can be given that any or all of such rating organizations will not at any future time or from time to time establish different ratings on the Company's senior unsecured short-term or long-term debt. To the extent that any of such rating organizations assigns a lower rating than the existing ratings, such downgrading would result in relatively higher borrowing costs for the Company, reduce its access to its traditional funding sources and reduce its competitiveness, particularly if any such assigned rating is in a generic rating category that signifies that the relevant debt of the Company is less than investment grade. In addition, certain ratings downgrading could result in the termination of one or more of the License Agreements with AT&T and NCR (as defined below) or the 1998 Lucent Agreement (as defined below). See ' -- Changes in Relationship with AT&T/Lucent/NCR -- Operating and Certain Other Agreements with AT&T/Lucent/NCR' below. Any such downgrading could have a material adverse effect on the Company.

     Liquidity and Debt Service. The Company's business requires substantial amounts of cash to support its growth and operations. The Merged Company's (as defined below) ability to obtain funds and the cost of such funds could be affected by its credit rating and restrictions contained in existing or future debt instruments and by other events beyond its control, such as interest rates, general economic conditions and the perception of its business, results of operations, leverage, financial condition and business prospects.

     Securitization Program. The Company's securitization transactions, structured as both private conduit programs and the sale of publicly offered securities, are an important part of the Company's financing to manage its leverage ratio and to transfer credit risk. Any delay in the securitization of finance receivables would cause leverage to fluctuate, postpone the recognition of the gain on such finance receivables and cause the Company's net income to fluctuate from period to period.

CONTINUITY OF MANAGEMENT

     The Merged Company's success depends to a significant extent upon the continued services of its management. There is no assurance that any of Newcourt's or the Company's existing officers and key employees will remain in their current positions for any period of time following the date hereof. The unavailability of the continued services of such persons could have a material adverse effect on the Company's business.

CHANGES IN RELATIONSHIPS WITH AT&T/LUCENT/NCR

     RELIANCE ON MAJOR VENDORS. A substantial portion of the Company's net income is attributable to the financing provided by the Company to customers of AT&T Corp. ('AT&T'), Lucent Technologies Inc. ('Lucent') and NCR Corporation ('NCR') with respect to products manufactured or distributed by them ('AT&T/Lucent/NCR Products') and, to a lesser extent, to AT&T, Lucent and NCR as end-users, primarily with respect to the lease of information technology and other equipment to them as end-users and the administration and management of certain leased assets on behalf of AT&T, Lucent and NCR. The Company's commercial relationships with AT&T, Lucent and NCR are currently governed by certain agreements.

     Although the proportion of the Company's total revenues from sources not attributable to AT&T, Lucent and NCR has grown over the last several years, a substantial portion of the Company's net income has been generated by the Company's relationship with AT&T, Lucent and NCR. A significant decrease in the portion of the sales of the AT&T/Lucent/NCR Products that are financed by the Company, or in the absolute amount of AT&T, Lucent and/or NCR product sales (in either case, particularly with respect to Lucent), or in the amount of transactions effected by the Company with AT&T, Lucent and/or NCR as end-user (particularly with respect to AT&T) would have a material adverse effect on the Company's results of operations and financial condition.

     Operating and Certain Other Agreements with AT&T/Lucent/NCR. The initial terms of each of the Operating Agreements (see 'The Company -- Relationship with AT&T/Lucent/NCR') (pursuant to which, among other things, the Company serves as preferred provider of financing services and has certain related and other rights and privileges in connection with the financing of equipment of the customers of AT&T and NCR) will expire on August 4, 2000, but will be automatically renewed for successive two-year periods unless either party thereto gives the other a non-renewal notice at least one year prior to the end of the initial or renewal term. Neither AT&T nor NCR is required to renew the term of its Operating Agreement beyond the expiration of the current term on August 4, 2000.

     On March 9, 1998, Newcourt signed a new five-year agreement with Lucent (the '1998 Lucent Agreement') which expands the global financing program established to serve Lucent's business systems customers. The term of the 1998 Lucent Agreement is from October 1, 1997 through September 30, 2002. The 1998 Lucent Agreement replaces the Lucent Operating Agreement (as defined below) and the letter agreements between the Company and Lucent, the initial terms of which were scheduled to expire on August 4, 2000. See 'The Company -- Relationship with AT&T/Lucent/NCR' below. In addition to the extended term of the 1998 Lucent Agreement, other changes from the previous Lucent Operating Agreement include Newcourt being the preferred provider of financing services for a greater portion of Lucent's equipment and related product sales, a change in the methodology in calculating the amount required to be paid to Lucent (based upon specific financial, service and performance levels tied to compensation) which is expected to result in an increase in such amount, and a single point of contact for customers. The 1998 Lucent Agreement also includes certain early termination provisions and a buy-out option that could have a material impact on the Company's future operations, if exercised. Lucent is not required to renew the term of the 1998 Lucent Agreement beyond the current term. In the event of either (a) an early termination or buy-out or (b) a non-renewal of the 1998 Lucent Agreement by Lucent, Newcourt will have an extended wind-down period with cost recovery.

     The impact of the 1998 Lucent Agreement on the Company's future net income is at this time unknown. While there is a possibility that the Company's future net income from Lucent transactions may increase as a result of an anticipated increase in financing volume arising from Newcourt being the preferred provider of financing services for a greater portion of Lucent's equipment and related product sales, there also is a possibility that the Company's future net income from Lucent transactions may decrease as a result of the increased amounts due to Lucent under the 1998 Lucent Agreement.

     Although the Company intends to seek to maintain and improve its existing relationships with Lucent, NCR and AT&T, no assurance can be given that the Operating Agreements or the 1998 Lucent Agreement, will be extended beyond their respective termination dates or, if extended, that the terms and conditions thereof will not be modified in a manner adverse to the Company. Failure to renew the Operating Agreements and the 1998 Lucent Agreement, on terms not adverse to the Company could have a material adverse effect on the Company. Moreover, in certain circumstances the Operating

Agreements and the 1998 Lucent Agreement may be terminated prior to their respective expiration dates.

CERTAIN INCREASED COSTS AND EXPENSES

     As a result of the Newcourt Acquisition and the related integration plan for the Merged Company, AT&T Capital's net income will be adversely impacted over the next eighteen months. Such integration plan is expected to result in additional costs which include, but are not limited to, severance and other employee benefit costs, systems conversions, location closures and other restructuring costs.

     AT&T Capital is targeting to reduce its ratio of operating expenses to owned and managed assets over the next few years. These reductions are expected to result from extensive cost savings programs and economies of scale in processing operations, administration and centralized services. While it is anticipated that these savings will be recognized, any unanticipated event in the integration of the businesses by both Newcourt and AT&T Capital may require significant management time and cause a delay in recognition of the cost savings.

COMPETITION

     The equipment leasing and finance industry in which the Company operates is highly competitive and is undergoing a process of consolidation. As a result, certain of the Company's competitors' relative cost bases have been reduced. Participants in the industry compete through price (including the ability to control costs), risk management, innovation and customer services. Principal cost factors include the cost of funds, the cost of selling to or obtaining new end-user customers and vendors and the cost of managing portfolios. The Company's competitors include captive or related leasing companies (such as General Electric Capital Corporation and IBM Credit Corporation), independent leasing companies (such as Comdisco, Inc.), certain banks engaged in leasing, lease brokers and investment banking firms that arrange for the financing of leased equipment, and manufacturers and vendors which lease their own products to customers. In addition, the Company competes with all banking and other financial institutions, manufacturers, vendors and others who extend or arrange credit for the acquisition of equipment, and in a sense, with end-users' available cash resources to purchase equipment that the Company may otherwise finance. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources; some of these competitors are significantly larger than the Company and have access to debt at a lower cost than the Company. In addition, the Company may not have, in the immediate future, access to sufficient U.S. Federal tax capacity to pursue efficiently U.S. tax based lease financing.

CERTAIN OTHER RISKS

     The Company is subject to certain other risks including the risk that its allowance for credit losses may not prove adequate to cover ultimate losses and that its estimated residual values will not be realized at the end of the lease terms. There can be no assurance that such allowance will prove adequate to cover losses in connection with the Company's investment in finance receivables, capital leases and operating leases or that such residual values (which have historically been a significant element of the net income of the Company) will be realized.

READINESS FOR YEAR 2000

     Prior to its acquisition by Newcourt, AT&T Capital had begun addressing the Year 2000 issue, also known as the 'millennium bug'. This included inventories of most systems as well as some conversion effort on major systems.

     The Merged Company (as defined below) is addressing the Year 2000 issue from a global perspective. In early 1998, the Merged Company established a global Year 2000 Program Office to provide oversight from both a business and technical perspective. The program will coordinate vendors, consultants and regional Year 2000 resources. The Merged Company, including AT&T Capital, plans to convert its critical systems by the end of 1998 with conversion of remaining systems and compliance testing and certification to be completed in 1999. As part of the integration strategy, the Merged Company plans to aggressively consolidate onto a limited set of identified Year 2000 compliant systems in order to achieve operational efficiencies and to minimize the Year 2000 exposures and costs.

     Management does not anticipate that the total cost to the Company of these Year 2000 compliance activities will be material to its financial position or results of operations in any given year.

                                  THE COMPANY

GENERAL

     AT&T Capital Corporation ('AT&T Capital' or the 'Company') is a full-service, diversified equipment leasing and finance company that operates principally in the United States and also has operations in Europe, Canada, the Asia/Pacific region, Mexico and South America. The Company is one of the largest equipment leasing and finance companies in the United States and is the largest lessor of telecommunications equipment in the United States, in each case, based on the aggregate value of equipment leased or financed.

     AT&T Capital's principal executive offices are located at 44 Whippany Road, Morristown, New Jersey 07962 and its telephone number is (973) 397-3000.

     AT&T Capital, through its various subsidiaries, leases and finances a wide variety of equipment, including telecommunications equipment (such as private branch exchanges, telephone systems and voice processing units), information technology equipment (such as personal computers, retail point of sale systems and automated teller machines), general office, manufacturing and medical equipment ('General Equipment'), and transportation equipment. In addition, AT&T Capital provides franchise financing for franchisees and financing collateralized by real estate. At December 31, 1997, the Company's portfolio assets (investment in finance receivables, capital leases and operating leases) were comprised of, or collateralized by, General Equipment (33%), information technology equipment (22%), telecommunications equipment (22%), loans secured by real estate (12%) and transportation equipment (11%). The Company's leasing and financing services are marketed (i) to customers of equipment manufacturers, distributors and dealers with which the Company has a marketing relationship for financing services and (ii) directly to end-users of equipment. The Company's approximately 500,000 customers include large global companies, small and mid-sized businesses and federal, state and local governments and their agencies.

     During the period since its founding in 1985, the Company has achieved significant growth in assets, finance volume (total principal amount of loans and total cost of equipment associated with finance and lease transactions recorded by the Company and the increase, if any, in outstanding inventory financing and asset-based lending transactions), revenues and net income. At December 31, 1997, the Company's total assets were $8.8 billion, an increase of 8.4% over the prior year-end; finance volume for 1997 was $5.7 billion, an increase of 8.0% over 1996; total revenues for 1997 were $1.8 billion, a decrease of 7.1% from 1996; and net income of $21.0 million for 1997 was 87.5% less than the Company's net income for 1996. The 1997 decrease in total revenues was primarily due to lower capital lease revenue resulting from the Company's securitization program, introduced by its $3.1 billion asset securitization in October 1996, and lower securitization gains, net of service fee revenue. The 1997 decrease in net income was due to the decline in total revenues as previously discussed, higher costs due to increased leverage associated with the Company's post-1996 merger capital structure and certain restructure charges of $23.0 million, certain other severance charges of $13.9 million and a net loss on the December sales of the Company's commercial fleet automotive and inventory finance businesses and the anticipated sale of the Company's remaining U.S. consumer automotive business of $12.2 million, all on an after-tax basis. The restructure charges and net loss on sales of businesses were the result of the Company's continued objective to streamline costs, improve operating efficiencies and exit non-strategic businesses.

     AT&T Capital provides its financial products and services to its worldwide customers and clients through three principal market channels: Vendor Finance, Direct Customer Finance and International Finance. For the year ended December 31, 1997, the percentage of the Company's aggregate finance volume derived from the Company's Vendor Finance, Direct Customer Finance and International Finance programs was 40%, 33% and 27%, respectively. See 'The Merged Company' below.

     AT&T Capital seeks to implement its strategies by taking advantage of what it believes are its competitive strengths: (i) high-volume processing capabilities that enable it to serve a large number of customers in a timely and efficient manner; (ii) significant experience in structuring and managing financing programs tailored to specific customer needs; (iii) risk management skills (including initial credit review and residual value assessment and continuing portfolio management capabilities); (iv) asset management skills (including equipment remarketing skills that enhance the ability of the Company to realize the residual values of its equipment); and (v) financial structuring capabilities.

     The Company was founded in 1985 by AT&T as a captive finance company to assist AT&T's equipment marketing and sales efforts by providing its customers with sophisticated financing. AT&T Capital has operated independently since its initial public offering in 1993 (the 'IPO').

     On October 1, 1996, the Company consummated a merger (the 'Merger') with Antigua Acquisition Corporation, a Delaware corporation ('Merger Sub'), pursuant to an Agreement and Plan of Merger (the 'Merger Agreement') among AT&T, the former indirect owner of approximately 86% of the outstanding common stock of the Company, Hercules Holdings (Cayman) Limited, a Cayman Islands corporation ('Holdings'), and Merger Sub, a majority-owned subsidiary of Holdings. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing its corporate existence under Delaware law as the surviving corporation.

NEWCOURT ACQUISITION

     On November 17, 1997, Newcourt agreed to acquire all of the issued and outstanding common shares of the Company. On January 12, 1998 the acquisition of the shares of the Company by Newcourt (the 'Newcourt Acquisition') was completed and the Company became an indirect wholly-owned subsidiary of Newcourt. The aggregate purchase price paid by Newcourt on the acquisition closing was approximately $1.6 billion (C$2.3 billion). Of this amount, approximately $1.0 billion (C$1.5 billion) was paid in cash and the remaining approximately $0.6 billion (C$0.8 billion) was satisfied by the issuance of approximately 17.6 million common shares of Newcourt to Holdings, which is indirectly owned by Nomura International plc and which owned 97.4% of the outstanding shares of the Company. Holdings has agreed, subject to certain exceptions, that such Newcourt common shares shall not be sold, transferred or otherwise disposed of for periods of six, twelve and eighteen months following the acquisition closing.

THE MERGED COMPANY

     The resulting combination of Newcourt and the Company (the 'Merged Company') has created one of the largest providers of vendor finance in the world, and one of the world's largest non-bank commercial asset finance companies. With corporate headquarters in Toronto, Canada, the Merged Company has approximately $23.5 billion (C$33.7 billion) of owned and managed assets at December 31, 1997. In addition, the Merged Company remains well capitalized with equity of $2.7 billion (C$3.9 billion) resulting in a leverage ratio (defined as total debt to total equity plus preferred securities) of 3.2 times at December 31, 1997.

     The Merged Company's international origination and servicing capabilities now span 24 countries around the globe. The acquisition provides a platform that enables both Newcourt and the Company to better serve their respective manufacturing clients in Canada, the U.S. and the U.K. and creates new opportunities for serving clients in the Asia/Pacific region, Europe, Mexico and South America.

     The businesses of Newcourt and the Company are complementary in many respects. The Company possesses asset management and processing skills, systems capabilities, a broad range of clients, a solid credit underwriting performance and a consistent operating history. Newcourt originates asset finance business through innovative financing techniques, provides focused client services and complementary product offerings. In addition, both Newcourt and the Company have a conservative risk management culture.

     The Merged Company will offer its financing services to clients through three primary business units: Newcourt Financial, Newcourt Capital, and Newcourt Services. Newcourt Financial, the Merged Company's commercial finance business, will provide asset-based financing for a variety of equipment to vendors and customers. Newcourt Capital, the Merged Company's corporate finance business, will provide structured corporate finance to a growing list of international clients, including major corporations, governments and agencies. Finally, Newcourt Services, the Merged Company's control, growth and support services, will be responsible for the underwriting, funding, administration and risk management needs of Newcourt Financial and Newcourt Capital.

     Newcourt Financial offers its lending services through select strategic relationships with equipment manufacturers, dealers and distributors and certain professional associations and organizations. Newcourt Financial's strategy focuses on the creation, maintenance and enhancement of vendor programs ensuring its position as the premier provider of global asset based financial products. Newcourt Financial focuses on the following sectors: Transportation and Industrial Finance, Technology Finance, Telecommunications Finance, Business Finance, Specialty Finance, Technology Services, International/Joint Ventures, and Operations.

     Newcourt Capital is the corporate finance business which provides asset based financing for high value assets and related advisory services to equipment manufacturers, corporate clients, governments and public sector agencies. Newcourt Capital focuses on the following sectors: Aerospace Finance, Rail Finance, Public Sector Finance, Project Finance, Structured Finance, Telecommunication and Media Finance, Business Finance, and Underwriting and Syndication.

     Newcourt Services is the service business unit responsible for providing cost effective control and support services to Newcourt Financial and Newcourt Capital. Newcourt Services consists of the following corporate functions:
Treasury, Credit and Risk Management, Financial Reporting and Administration, Human Resources, Communications & Marketing, Tax Planning and Compliance, Systems Development, and Quality Assurance.

     A successful integration is key to the Merged Company's future performance, which makes it imperative that the Company be quickly and effectively integrated. To this end, the Merged Company has established an integration office to oversee the implementation of the merger. The integration office consists of 6 full time senior management members and 11 task forces staffed by 90 employees of the Company and Newcourt.

     Going forward, the Merged Company will focus a great deal of attention on the significant cost saving opportunities created by geographic and business segment synergies. The Merged Company plans to achieve substantial cost reductions through the consolidation of facilities, systems and functions in Canada, the U.S. and the U.K.

     The Company has provided an irrevocable unconditional guarantee of payment of certain of Newcourt's outstanding and future debt instruments as well as a subordinated guarantee of certain affiliate debentures and certain distribution, redemption and liquidation payments in connection with the issuance and sale by the Company of certain affiliate preferred securities. Likewise Newcourt will provide an irrevocable unconditional guarantee of all Securities.

RELATIONSHIP WITH NEWCOURT

     Newcourt is an independent financial services company which originates and manages asset-based financings. Newcourt was formed in 1984 as an investment bank which originated and structured asset based financings for the corporate and institutional asset finance market and syndicated such financings to Canadian financial institutions. In 1988, Newcourt broadened its activities to include vendor and direct equipment financing.

     Newcourt and its subsidiaries originate their asset-based financings by providing services to specific segments of the vendor asset finance market and corporate and institutional asset finance market. Newcourt's strategy has been to sell and manage, rather than own, the majority of the finance assets it and its subsidiaries originate, thereby reducing its capital requirements. Consequently, Newcourt's consolidated revenues are generated primarily by gains and fees earned from the sale of financings it and its subsidiaries originate and by management fees earned following such sales.

     Newcourt's principal executive offices are located at BCE Place, 181 Bay Street, Suite 3500, P.O. Box 827, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (416) 594-2400.

     As of December 31, 1997, on a Canadian GAAP basis, Newcourt had total assets of $4.3 billion (C$6.2 billion) compared with $1.6 billion (C$2.2 billion) as of December 31, 1996, total liabilities of $2.2 billion (C$3.1 billion) as of December 31, 1997 compared with $1.2 billion (C$1.7 billion) as of December 31, 1996, shareholders' equity of $2.1 billion (C$3.1 billion) as of December 31, 1997 compared with $0.4 billion (C$0.5 billion) as of December 31, 1996 and total revenues and net income of $230.1 million (C$318.4 million) and $26.3 million (C$36.4 million), respectively for the year ended December 31, 1997 compared with $125.8 million (C$171.6 million) and $37.2 million (C$50.7 million), respectively for the year ended December 31, 1996.

RELATIONSHIP WITH AT&T/LUCENT/NCR

     In connection with the Company's IPO in 1993, the Company entered into a series of agreements with AT&T to formalize the relationship between the two companies, including the following three significant agreements, each dated as of June 25, 1993: (i) an Operating Agreement (the 'AT&T Operating Agreement'),
(ii) an Intercompany Agreement (the 'Intercompany Agreement') and (iii) a License Agreement (the 'License Agreement'). The Company executed agreements comparable to the AT&T Operating Agreement with each of Lucent Technologies, Inc. ('Lucent') and NCR Corporation ('NCR') (the 'Lucent Operating Agreement' and 'NCR Operating Agreement,' respectively, and, together with the AT&T Operating Agreement, the 'Operating Agreements'). In addition, the Company also entered into letter agreements (the 'Agreement Supplements') with Lucent and NCR pursuant to which Lucent and NCR agreed that various provisions of the Intercompany Agreement and the License Agreement would apply equally to them.

     The initial term of each of the Operating Agreements, the Intercompany Agreement, the License Agreement and the Agreement Supplements is scheduled to end on August 4, 2000. In addition, AT&T has the right under the License Agreement, after two years' prior notice, to require the Company to discontinue use of the 'AT&T' trade name as part of the Company's corporate or 'doing business' name.

     On March 9, 1998, Newcourt signed the 1998 Lucent Agreement which expands the global financing program established to serve Lucent's business systems customers. The 1998 Lucent Agreement replaces the Lucent Operating Agreement and the letter agreements previously discussed between the Company and Lucent. The 1998 Lucent Agreement covers the period from October 1, 1997 through September 30, 2002. See 'Risk Factors -- Changes in Relationship with AT&T/Lucent/NCR.'

     At December 31, 1997, on an owned and securitized basis, the Company's 100 largest customers (including AT&T and Lucent) accounted for approximately 18% of the Company's owned and securitized portfolio assets, and no customer (with the exception of AT&T and Lucent, in the aggregate) accounted for more than 1% of such portfolio assets.

                                USE OF PROCEEDS

     The proceeds from the sale of the Securities will be used primarily to finance installment sale and lease agreements with respect to direct financing programs and to repay debt of the Company and its subsidiaries as they become due. In addition, the proceeds will be used for borrowings by affiliated entities, all of whom are within the Merged Company's consolidated group, in connection with the acquisition of equipment, repayment of debt and general corporate purposes. Ongoing purchases of finance receivables and installment sale and lease agreements, direct financing programs and any future financing arrangements will be financed from various sources, including the issuance of commercial paper and the sale of Securities. The amount and timing of the sales of the Securities will depend on the timing of asset purchases, market conditions and the availability of other funds to the Company.

     The debt to be repaid with the proceeds from such sales consists generally of medium-term notes and commercial paper. Such debt has various maturities and bears interest at various fixed rates. At December 31, 1997, the aggregate principal amount of the Company's outstanding medium-term notes was approximately $4.9 billion, and the Company had approximately $1.6 billion in principal amount of commercial paper outstanding at such date. The weighted average interest rate of such medium-term notes and commercial paper at December 31, 1997 was approximately 6.30% and 6.37%, respectively. The net proceeds of all the outstanding medium-term notes and commercial paper issued or incurred by the Company within the last year to be repaid with net proceeds from the sale of Securities have been used by the Company as working capital for general corporate purposes or to repay previously outstanding commercial paper or medium-term notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the Company for the years ended December 31, 1993 through 1997. The table also includes such ratio calculated on a pro forma basis to give effect to the Newcourt Acquisition.

                                                        PRO FORMA(1)(2)                   HISTORICAL(1)
                                                    -----------------------   -------------------------------------
                                                    YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                    -----------------------   -------------------------------------
                                                             1997              1997    1996    1995    1994    1993
                                                    -----------------------   -----   -----   -----   -----   -----
                                                          (UNAUDITED)                      (UNAUDITED)
Ratio of earnings to fixed charges................            1.03             1.07    1.60    1.50    1.62    1.57

------------
(1) Earnings before income taxes and cumulative effect on prior years of accounting change plus fixed charges (the sum of interest on indebtedness and the portion of rentals representative of the interest factor) divided by fixed charges. Fixed charges do not include distributions on Company-obligated preferred securities of the company's subsidiaries. See 'The Company -- General' for a discussion regarding the reduction of the Company's net income for 1997. Prior to the Merger, a portion of the Company's indebtedness to AT&T did not bear interest.

(2) The pro forma data represents the Company's ratio of earnings to fixed charges as if the Newcourt Acquisition had occurred on January 1, 1997. See 'AT&T Capital Corporation and Subsidiaries and Newcourt Credit Group Inc. Unaudited Pro Forma Consolidated Financial Statements'.

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

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities are to be issued under the Indenture dated as of April 1, 1998, as amended (the 'Indenture'), between the Company and The Chase Manhattan Bank, as Trustee (the 'Trustee'). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Section references are to sections of the Indenture, and wherever particular provisions are referred to, such provisions are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Debt Securities are not guaranteed or supported in any way by AT&T.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the Debt Securities being offered thereby including:

           (1) the title of the series of the Debt Securities;

           (2) the aggregate principal amount of such Debt Securities;

           (3) the percentage of their principal amount at which such Debt Securities will be sold;

           (4) the date(s) on which such Debt Securities will mature, or whether such securities are payable on demand;

           (5) the rate(s) per annum at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates of interest;

           (6) the times at which such interest, if any, will be payable;

           (7) the terms for redemption, early repayment or amortization, if any;

           (8) the denominations in which such Debt Securities are authorized to be issued;

           (9) the coin or currency in which the Debt Securities are denominated, which may be a Euro;

          (10) any provision permitting payments of the principal of or any premium or interest on the Debt Securities in a coin or currency other than the currency in which the Debt Securities are denominated, including a non-U.S. dollar denominated currency;

          (11) the manner in which the amount of payments of principal of and any premium or interest on the Debt Securities is to be determined if such determination is to be made with reference to one or more indices (which will be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, one or more commodities, or one or more equipment leases, third-party loans, tax receipts, real property values, SWAP receivables, reinsurance contracts, pooled receivables, or any combination of the foregoing);

          (12) whether such Debt Securities are issuable in registered form ('registered Debt Securities') or bearer form (with or without interest coupons) ('bearer Debt Securities') or both, and whether such Debt Securities shall be uncertificated;

          (13) whether any series of Debt Securities will be represented by one or more temporary or permanent global Debt Securities ('global Debt Securities') and, if so, whether any such global Debt Securities will be in registered or bearer form, the identity of the depositary for such global Debt Security or Securities and the method of transferring beneficial interests in such global Debt Security or Securities;

          (14) if a temporary global Debt Security is to be issued with respect to a series, the terms upon which interests in such temporary global Debt Security may be exchanged for interests in a permanent global Debt Security or for definitive Debt Securities of the series and the terms upon which interest in a permanent global Debt Security, if any, may be exchanged for definitive Debt Securities of the series;

          (15) information with respect to book-entry procedures, if any;

          (16) whether and under what circumstances the Company will pay additional amounts on any Debt Securities held by a person who is not a U.S. person in respect of taxes or similar charges withheld and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and

          (17) any other terms, including any terms which may be required by or advisable under United States laws and regulations or advisable in connection with the marketing of the Debt Securities of such series, which will not be inconsistent with the provisions of the Indenture.

     Debt Securities of any series may be registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Additionally, Debt Securities of any series may be represented by one or more global Debt Securities registered in the name of a depositary's nominee and, if so represented, beneficial interests in such a global Debt Security will be shown on, and transfers thereof will be effected only through, records maintained by a designated depositary and its participants. Debt Securities of any series may also be uncertificated. Unless otherwise indicated in the Prospectus Supplement, no bearer Debt Securities (including Debt Securities in permanent global bearer form) will be offered, sold, resold or delivered to any United States person (as defined under 'Limitations on Issuance of Bearer Debt Securities' below) in connection with their original issuance or their exchange for a portion of a temporary or permanent global Debt Security.

     Unless otherwise indicated in the Prospectus Supplement, principal and interest, if any, will be payable at the office of one or more paying agents as specified in the Prospectus Supplement; provided that, in the case of registered Debt Securities, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register of the Debt Securities. To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest, if any, on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at the office of a paying agent of the Company located outside of the United States and its possessions. The Company will maintain one or more such agents for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. No payment with respect to any bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     In connection with any sale during the 'restricted period' as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer Debt Security shall be mailed or otherwise delivered to any location in the United States (as defined under 'Limitations on Issuance of Bearer Debt Securities' below). A bearer Debt Security in definitive form (including interests in a permanent global Security) may be delivered only if the person entitled to receive such bearer Debt Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such bearer Debt Security is not owned by or on behalf of a United States person (as defined under 'Limitations on Issuance of Bearer Debt Securities' below), or, if a beneficial interest in such bearer Debt Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the bearer Debt Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case (i) or (ii) such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the 'Code'), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States. See 'Limitations on Issuance of Bearer Debt Securities' below and 'Global
Securities -- Bearer Debt Securities'.

     Bearer Debt Securities and the coupons related thereto will be transferable by delivery. Unless otherwise indicated in the Prospectus Supplement, registered Debt Securities will be transferable at the office of one or more registrars as specified in the Prospectus Supplement.

     The Debt Securities will be unsecured obligations of the Company and will rank pari passu (equal in right of payment) with all other unsecured and unsubordinated indebtedness of the Company. At December 31, 1997, the Company's consolidated indebtedness (all of which is unsecured and unsubordinated) was approximately $7.1 billion. The Debt Securities will, however, be effectively subordinate (with respect to the assets of the Company's subsidiaries) to the indebtedness and other liabilities of such subsidiaries. At December 31, 1997, such indebtedness and other liabilities aggregated approximately $1.1 billion. The Company has no current intention or plan to increase the amount of such indebtedness in the future, other than in connection with the growth of the Company's business.

     Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in denominations that are integral multiples of $1,000. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. United States federal income tax consequences and other special considerations applicable to any such original issue discount Debt Securities will be described in the Prospectus Supplement relating thereto.

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series, date of maturity, interest rate and original issue date in such authorized denominations as may be requested upon surrender of the registered Debt Securities to the registrar or a paying agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent.

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series, date of maturity, interest rate and original issue date in such authorized denominations as may be requested upon delivery of the bearer Debt Securities with all unpaid coupons relating thereto to the registrar or a paying agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent. Registered Debt Securities will not be exchangeable for bearer Debt Securities.

COVENANTS

     Set forth below is a description of the principal covenants of the Company contained in the Indenture. The Indenture does not restrict the Company, other than as set forth below, from engaging in any highly leveraged transaction, reorganization, restructuring, merger or similar transaction, or from incurring additional indebtedness or causing its subsidiaries to incur additional indebtedness, any of which transactions could have a material adverse effect on the holders of the Debt Securities.

     CONSOLIDATION, MERGER, SALE OR CONVEYANCE OF ASSETS OF THE
COMPANY. Pursuant to the Indenture, each of the Company and Newcourt (together with any successor or assign, the 'Guarantor') covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all its assets to any person (other than such a sale or conveyance to a Subsidiary (as defined below) of the Company or the Guarantor or any successor thereto (such a sale or conveyance being called an 'Asset Drop-Down')), unless
(1) either the Company or the Guarantor is the continuing corporation or the successor corporation or the person which acquires by sale or conveyance substantially all the assets of the Company or the Guarantor (if other than the Company or the Guarantor) is an entity organized

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under the laws of the United States of America or any state thereof or of Canada or any province or territory thereof and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities or the due and punctual payment of all amounts due under the Guarantee, as applicable, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and the Guarantee to be performed or observed by the Company or the Guarantor, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (2) the Company or the Guarantor or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale or conveyance, in default in the performance of any such covenant or condition. In the case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for the Company or the Guarantor, as applicable, with the same effect as if it had been named in the Indenture or the Guarantee, as applicable, and, in the case of any such sale or conveyance (other than a conveyance by way of lease), the Company or the Guarantor, as applicable, will be released and discharged from all obligations and covenants under the Indenture and the Debt Securities or the Guarantee, as applicable. In the event of any Asset Drop-Down after the date of the Indenture, any subsequent sale or conveyance of assets by the Subsidiary of the Company or the Guarantor, as applicable, to which assets were transferred in such Asset Drop-Down (the 'Drop-Down Subsidiary') will be deemed to be a sale or conveyance of assets by the Company or the Guarantor for purposes of the covenant described in this paragraph. (Sections 5.01 and 5.02)

     The term 'all or substantially all', which appears in the foregoing covenant, is not defined in the Indenture, and it does not have a precise established definition under applicable law. The application of the covenant may depend on the facts and circumstances of a particular transaction, including the qualitative as well as the quantitative aspects of such transaction. Accordingly, there may be uncertainty in connection with any particular transaction as to whether a sale or conveyance of all or substantially all of the assets of the Company or the Guarantor has occurred and thus as to whether the Company or the Guarantor has complied with this covenant. Because New York law governs the Indenture, New York law will govern the interpretation of such term.

     LIMITATIONS ON INCURRENCE OF SECURED DEBT. The Company will not, nor will it permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed ('debt') secured by any pledge, mortgage, security interest or lien ('lien') on any property or assets of the Company or any Restricted Subsidiary, or on any shares of stock or debt of any Restricted Subsidiary, without effectively providing that the principal of, premium, if any, and interest on the Debt Securities of each series (together with, if the Company so determines, any other debt of the Company or such Restricted Subsidiary, which is not subordinated to the Debt Securities of each series) shall be secured equally and ratably with (or prior to) such debt, so long as any such debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt of the Guarantor would not exceed 10% of the Consolidated Net Tangible Assets (as defined below); provided, however, that (i) any recourse provided by the Company or any Restricted Subsidiary in connection with any sale, transfer or other disposition by the Company or any Restricted Subsidiary of Accounts Receivable (as defined below) or of any Restricted Subsidiary substantially all the assets of which are Accounts Receivable which constitutes a 'sale' under generally accepted accounting principles (as in effect at the time of such sale, transfer or other disposition) shall not, in any event, constitute debt and (ii) no Asset Drop-Down shall, in any event, constitute a lien; and provided further that neither the satisfaction and discharge of any debt pursuant to the Indenture or pursuant to any similar provision in any other indenture or instrument governing any debt, nor the defeasance of any debt pursuant to the Indenture or pursuant to any similar provision in any other indenture or instrument governing any debt, shall be deemed the incurrence, issue, assumption or guarantee of debt secured by a lien for purposes of this provision. Notwithstanding the foregoing, this restriction does not apply to: (1) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (2) liens on property, shares of stock, other equity interests, or debt existing at the time of acquisition or repossession thereof by the Company or any Restricted Subsidiary; (3) liens on physical property (or any Accounts Receivable arising in connection with the lease thereof), shares of stock, other equity interests, or debt acquired (or, in the

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case of physical property, constructed) after the date of the Indenture by the
Company or any Restricted Subsidiary, which liens are created prior to, at the time of, or within one year after such acquisition (or, in the case of physical property, the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure any debt issued, incurred, assumed or guaranteed prior to, at the time of, or within one year after such acquisition (or such completion or commencement, whichever is later) or to secure any other debt issued, incurred, assumed or guaranteed at any time thereafter for the purpose of refinancing all or any part of such debt; (4) liens on Accounts Receivable of the Company or any Restricted Subsidiary arising from or in connection with transactions entered into by the Company or such Restricted Subsidiary after the date of the Indenture or on Accounts Receivable acquired by the Company or such Restricted Subsidiary after such date from others, which liens are created prior to, at the time of, or within one year after such Accounts Receivable arise or are acquired or, if later, the completion of the delivery or installation of the equipment or goods or the rendering of the services or the advancement or loaning of funds relating thereto (i) as a result of any guarantee, repurchase or other contingent (direct or indirect) or recourse obligation of the Company or such Restricted Subsidiary in connection with the discounting, sale, assignment, transfer or other disposition of such Accounts Receivable or any interest therein, or (ii) to secure or provide for the payment of all or any part of the investment of the Company or such Restricted Subsidiary in any such Accounts Receivable (whether or not such Accounts Receivable are the Accounts Receivable on which such liens are created) or the purchase price thereof or to secure any debt (including without limitation Non-Recourse Debt (as defined below)) issued, incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of such investment or purchase price; (5) liens in favor of the Guarantor or any of the Guarantor's Subsidiaries; (6) liens in favor of the United States of America or any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute; (7) liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, leases, surety and performance bonds, and other similar obligations not incurred in connection with the borrowing of money; (8) liens to secure Non-Recourse Debt in connection with the Company or any Restricted Subsidiary engaging in any leveraged or single-investor or other lease transactions, whether (in the case of liens on or relating to leases or groups of leases or the particular properties subject thereto) such liens be on the particular properties subject to any leases involved in any of such transactions and/or the rental or other payments or rights under such leases or, in the case of any group of related or unrelated leases, on the properties subject to the leases comprising such group and/or on the rental or other payments or rights under such leases, or on any direct or indirect interest therein, and whether (in any case) (i) such liens be created prior to, at the time of, or at any time after the entering into of such lease transactions and/or (ii) such leases be in existence prior to, or be entered into by the Company or such Restricted Subsidiary at the time of or at any time after, the purchase or other acquisition by the Company or such Restricted Subsidiary of the properties subject to such leases; and (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing; provided, however, that any such extension, renewal or replacement shall be limited to all or a part of the property or assets which secured the lien so extended, renewed or replaced (plus any improvements on such property). (Section 4.03)

     'Accounts Receivable' means (i) any accounts receivable (whether or not earned by performance), chattel paper, instruments, documents, general intangibles, trade acceptances, any other rights to receive installment, rental or other payments for, or relating to amounts due or to become due on account of equipment or goods sold or leased or to be sold or leased or services rendered or to be rendered or funds advanced or loaned or to be advanced or loaned and other rights to payment of any kind, (ii) any proceeds of any of the foregoing and (iii) any interest in any property or asset of any kind (whether of the obligor under such Accounts Receivable or any other person) securing the payment of any item listed in clause (i) hereof. (Section 1.01)

     'Consolidated Net Tangible Assets' means, at the date of any determination, the total assets appearing on the consolidated balance sheet of the Guarantor as at the end of the most recent fiscal quarter of the Guarantor for which such balance sheet is available, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities (obligations whose liquidation is

                                       16



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reasonably expected to occur within twelve months), (b) investments in and advances to Subsidiaries of the Guarantor other than Restricted Subsidiaries or other entities accounted for on the equity method of accounting and (c) Intangible Assets. (Section 1.01)

     'Intangible Assets' means the value (net of any applicable reserves), as shown on or reflected in the Guarantor's consolidated balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organization and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. (Section 1.01)

     'Non-Recourse Debt' of the Company or any Restricted Subsidiary means any indebtedness for borrowed money of the Company or such Restricted Subsidiary, as the case may be, which is secured by any lien on, or payable solely from the income and proceeds of, any property (including, without limiting the generality of such term, any intangible assets), shares of stock, other equity interests or debt of the Company or such Restricted Subsidiary, as the case may be, and which is not a general obligation of the Company or such Restricted Subsidiary, as the case may be. (Section 1.01)

     'Restricted Subsidiary' means each Subsidiary of the Company organized under the laws of any State of the United States or the District of Columbia, no substantial portion of the business of which is carried on outside the United States; provided that each Drop-Down Subsidiary will be a Restricted Subsidiary. (Section 1.01)

     'Subsidiary' means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by any person. For purposes of such definition, 'voting stock' means stock ordinarily having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 1.01)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein in respect of any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal of all the securities of such series to be due and payable. (Section 6.01)

     Events of Default in respect of the Debt Securities of any series are defined in the Indenture as being: default for 90 days in payment of any interest installment when due; unless otherwise specified in the Prospectus Supplement with respect to the Debt Securities of any series, default in payment of principal of or premium, if any, on Debt Securities of such series when due; default for 90 days after written notice to the Company by the Trustee or by the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any other agreement in the Debt Securities or Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization of the Company or the Guarantor. (Section 6.01)

     The Indenture provides that the Company will, within 120 days after the close of each fiscal year, commencing with the first fiscal year following the issuance of any series of Debt Securities, file with the Trustee a certificate stating whether or not the Company has complied with all conditions and covenants on its part contained in the Indenture and, if not, specifying each default (without regard to any grace period or requirement of notice under the Indenture) and the nature thereof. (Section 4.04)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, if such default is known to the Trustee, give to the holders of such series notice of all defaults known to it; provided that, except in the case of default in payment on any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such series. The term 'default' for the purpose of this provision means any event which is, or after notice or passage of time or both would be, an Event of Default. (Section 7.05)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to

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

refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. (Section 7.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding securities of any series affected (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 6.06)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of a series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except, among other things, a default in payment of the principal of, premium, if any, or interest on, any of the Debt Securities of such series. (Sections 6.01 and 6.06)

DISCHARGE AND DEFEASANCE

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee as trust funds an amount in cash sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on such Debt Securities. (Section 8.01)

     In the case of any series of Debt Securities with respect to which the exact amounts (including the currency of payment) of principal of and interest due on such series can be determined at the time of making the deposit referred to below (which include Debt Securities with a floating or variable rate of interest that cannot exceed a specified or determinable maximum rate), the Company at its option may also (i) discharge any and all of its obligations to holders of such series of Debt Securities ('defeasance') on the 91st day after the conditions set forth below have been satisfied, but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities, or (ii) be released with respect to such series of Debt Securities from the obligations imposed by the covenants described under 'Covenants' above ('covenant defeasance'). Defeasance and covenant defeasance may be effected only if, among other things, (i) the Company irrevocably deposits with the Trustee as trust funds (a) money in an amount, (b) in the case of Debt Securities payable only in U.S. Dollars, U.S. Governmental Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof will provide money in an amount, or (c) a combination of (a) and (b), certified by a nationally recognized firm of independent public accountants to be sufficient to pay each installment of principal of and interest on all outstanding Debt Securities of such series on the dates such installments of principal and interest are due; and (ii) the Company delivers to the Trustee an opinion of independent counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred (which opinion may include or be based on a ruling to that effect received from or published by the Internal Revenue Service). (Section 8.02)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected thereby (with such series voting as a separate class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of each such series, except that no such supplemental indenture may, without the consent of each holder affected, among other things, change the maturity of any Debt Securities, or change the principal amount thereof, or any premium thereon, or change the rate or

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change the time of payment of interest thereon, make any Debt Security payable in money other than that stated in the Debt Security, or reduce the aforesaid percentage of outstanding Debt Securities required to approve any such supplemental indenture. (Section 9.02)

CONCERNING THE TRUSTEE

     The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Chase Manhattan Bank, the Trustee under the Indenture. In addition, The Chase Manhattan Bank is the trustee under the Indentures dated as of April 9, 1990, and as of June 1, 1992, each as amended, among the Company, AT&T, AT&T Capital Holdings, Inc., a wholly-owned subsidiary of AT&T, and The Chase Manhattan Bank, pursuant to which, the Company assumed and AT&T guaranteed certain medium-term notes and long-term debt issued by AT&T Capital Holdings, Inc. As of December 31, 1997 the aggregate outstanding principal amount of such medium-term and long-term notes was approximately $106.8 million. Furthermore, The Chase Manhattan Bank is the trustee under the Indenture dated as of July 1, 1993 between the Company and The Chase Manhattan Bank pursuant to which the Company has issued $4.8 billion aggregate principal amount of medium-term notes.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States federal tax laws and regulations, bearer Debt Securities may not be offered or sold during the restricted period (as defined under 'General' above), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of (i) an international organization (as defined in Section 7701(a)(18) of the Code and the regulations thereunder), (ii) a foreign central bank (as defined in Section 895 of the Code and the regulations thereunder), or (iii) any underwriter, agent, or dealer offering or selling bearer Debt Securities during the restricted period (a 'Distributor') pursuant to a written contract with the issuer or with another Distributor, that purchases bearer Debt Securities for resale or for its own account and agrees to comply with the requirements of
Section 165(j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a bearer Debt Security may be made during the restricted period to a United States person who acquired and holds the bearer Debt Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling bearer Debt Securities during the restricted period must agree not to offer or sell bearer Debt Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling bearer Debt Securities are aware of these restrictions.

     Bearer Debt Securities and their interest coupons will bear the following legend: 'Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code'.

     Purchasers of bearer Debt Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in bearer Debt Securities.

     As used herein, 'United States person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and 'United States' means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

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                          DESCRIPTION OF THE WARRANTS

     The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a 'Warrant Agreement' and respectively a 'Debt Warrant Agreement', a 'Currency Warrant Agreement', an 'Index Warrant Agreement' and an 'Interest Rate Warrant Agreement') to be entered into between the Company and one or more banks or trust companies, as warrant agent (each a 'Warrant Agent' and respectively a 'Debt Warrant Agent', a 'Currency Warrant Agent', an 'Index Warrant Agent' and an 'Interest Rate Warrant Agent'), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a 'Warrant Certificate' and respectively a 'Debt Warrant Certificate', a 'Currency Warrant Certificate', an 'Index Warrant Certificate' and an 'Interest Rate Warrant Certificate'), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are herein incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

     The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

     The Company may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     If so specified in the Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by the Company prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

GENERAL

     The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt Securities will be separately transferable;
(8) the title, aggregate principal

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amount and terms of the Debt Securities purchasable upon exercise of all such
Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the 'Debt Warrant Expiration Date') on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under which circumstances such Debt Warrants may be cancelled by the Company prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture (Section 4.1).

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Section 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will become void (Section 2.2).

     Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

OTHER INFORMATION

     Other important information concerning Debt Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law'.

CURRENCY WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a 'Base Currency') for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a 'Reference Currency'), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants; (2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (each as defined in the Currency Warrant Agreement); (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the 'Currency Warrant Expiration Date') on which such right shall expire; (12) any minimum number (or maximum number) of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by the Company prior to their expiration date; (16) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Rate (as defined in the Currency Warrant Agreement); (17) any other procedures and conditions relating to the exercise of such Currency Warrants; (18) the identity of the Currency Warrant Agent; (19) any national securities exchange on which such Currency Warrants will be listed; (20) provisions, if any, for issuing such Currency Warrants in certificated form; (21) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by the Company; (22) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (23) any other terms of such Currency Warrants.

     Other important information concerning Currency Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants',
' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

INDEX WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base

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

Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of the Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by the Company solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies or currency units (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interests rates or currencies or currency units); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise; (8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher, which determination will be made by an independent expert; (9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure event (each as defined in the Index Warrant Agreement); (12) the date on which the right to exercise such Index Warrants shall commence and the date (the 'Index Warrant Expiration Date') on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number if any, of such Index Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day;
(15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Referenced Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

     Other important information concerning Index Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants',
' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

INTEREST RATE WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants, or separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from the Company the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from the Company the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Sovereign Debt Instrument, a Rate or any combination of Sovereign Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Sovereign Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

     The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants; (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Sovereign Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Sovereign Debt Instrument, Rate or such other yield, price or rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Sovereign Debt Instrument or in the level of the Rate or such other yield, price or rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (each as defined in the Interest Rate Warrant Agreement); (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the 'Interest Rate Warrant Expiration Date') on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to elections by the Company, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and; (24) any other terms of such Interest Rate Warrants.

     Other important information concerning Interest Rate Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications',
' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants', ' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

     MODIFICATIONS. Each Warrant Agreement and the terms of each issue of Warrants may be amended by the Company and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not materially adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants (Section 6.1).

     The Company and the applicable Warrant Agent may also modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, shortens the period of time during which the Warrants may be exercised, increases the minimum or decreases the maximum number of Warrants that may be exercised by or on behalf of any one beneficial owner at any one time, changes the formula for determining the Cash Settlement Value or otherwise materially and adversely affects the exercise rights of the owners or reduces the number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of each beneficial owner affected thereby (Section 6.1).

     MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION. The Company will covenant in the Warrant Agreements that it will not merge or consolidate with any other corporation or sell or convey all or substantially all its assets to any person (other than an Asset Drop-Down (as defined under 'Description of the Debt Securities -- Covenants -- Consolidation, Merger, Sale or Conveyance of Assets of the Company')), unless (i) either the Company is the continuing corporation or the successor corporation or the person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company) is a corporation organized under the laws of the United States of America or any state thereof and expressly assumes the due and punctual performance and observance of all the covenants and conditions of each Warrant Agreement to be performed or observed by the Company, by amendment to the Warrant Agreements satisfactory to the respective Warrant Agents, executed and delivered to the Warrant Agents by such corporation, and (ii) the Company or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale or conveyance, in default in the performance of any such covenant or condition. In the case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for the Company, with the same effect as if it had been named in the Warrant Agreements, and, in the case of any such sale or conveyance, the Company will be released and discharged from all obligations and covenants under the Warrant Agreements and the Warrants. In the event of any Asset Drop-Down after the date of any Warrant Agreement, any subsequent sale or conveyance of assets by the Drop-Down Subsidiary will be deemed to be a sale or conveyance of assets by the Company for purposes of the covenant described in this paragraph. The term 'substantially all', which appears in the foregoing covenant, is not defined in the Warrant Agreements and a precise explanation of such term is not feasible. The Company will interpret such term in any particular situation in light of all then existing facts and circumstances.

     ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW. Each Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Sections 5.2). A Warrant Agent shall have no duty or responsibility in the case of any default by the Company in the performance of its covenants or agreements under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or

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

otherwise or except as provided in the applicable Debt Warrant Agreement, to make any demand upon the Company (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 3.3 of the Debt Warrant Agreement and Section 3.1 of each other Warrant Agreement).

     Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.7 of the Debt Warrant Agreement and Section 6.5 of each other Warrant Agreement).

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE WARRANTS

     EXERCISE OF WARRANTS. Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Sections 1.1 and 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set forth in the applicable Prospectus Supplement.

     MARKET DISRUPTION AND FORCE MAJEURE EVENTS. If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by the Company prior to the expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

     SETTLEMENT CURRENCY. Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under securities exchange rules approved by the Commission) and accordingly will not require or entitle an owner to sell, deliver, purchase, or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by the Company in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     LISTING. Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the Commission in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective

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

(Sections 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of the Company not to seek delisting of such Warrants from or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                          DESCRIPTION OF THE GUARANTEE

     Newcourt will provide an irrevocable unconditional guarantee of payment of principal, premium, if any, and interest on the Notes. Such guarantee will be an unsecured obligation of Newcourt and will rank pari passu (equal in right of payment) with all other unsecured and unsubordinated indebtedness of Newcourt. At December 31, 1997, Newcourt's consolidated indebtedness was approximately $2.0 billion (C$2.8 billion). Such guarantee will, however, be effectively subordinate (with respect to the assets of Newcourt's Subsidiaries) to the indebtedness and other liabilities of such subsidiaries. At December 31, 1997, such indebtedness and other liabilities aggregated approximately $0.7 billion (C$1.0 billion). Newcourt has no current intention or plan to increase the amount of such indebtedness in the future, other than in connection with the growth of Newcourt's business.

                               GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with or on behalf of a depositary (a 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in the Prospectus Supplement, Securities which are to be represented by a global Security in registered form to be deposited with or on behalf of a Depositary will be registered in the name of such Depositary or its nominee. Upon the issuance of a global Security in registered form, the Depositary for such global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such global Security, to the accounts of institutions that have accounts with such Depositary or its nominee ('participants'). The accounts to be credited shall be designated by the underwriters or agents of such Securities, or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Security. Ownership of beneficial interests in global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.

     So long as the Depositary for a global Security in registered form, or its nominee, is the registered owner of such global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such global Security for all purposes under the Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in such global Security will not be entitled to have

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

Securities of the series represented by such global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

     Payments in respect of Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global Security. None of the Company, the Trustee or applicable Warrant Agent, any Paying Agent or any Security Registrar (the 'Security Registrar') for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that the Depositary for a permanent global Security in registered form, upon receipt of any payment in respect of a permanent global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

     A global Security in registered form may not be transferred except as a whole by the Depositary for such global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or nominee or a nominee of such successor. If a Depositary for a permanent global Security in registered form is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the global Security representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series in registered form represented by one or more global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all the global Securities representing such Series. Further, if the Company so specifies with respect to the Securities of a series or otherwise consents in its sole discretion, an owner of a beneficial interest in a global Security representing Securities of such series may, on terms acceptable to the Company and the Depositary for such global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by the Company, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, 'Description of the Debt Securities -- Limitations on Issuance of Bearer Debt Securities' for a description of certain restrictions on the issuance of a bearer Debt Security in definitive form in exchange for an interest in a global Security.

BEARER DEBT SECURITIES

     If so specified in the Prospectus Supplement, pending the availability of a permanent global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer Debt Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear') and Cedel Bank, societe anonyme ('Cedel Bank') for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary global Security in bearer form will be exchangeable for definitive bearer

Debt Securities (including interests in a permanent global Security in bearer form), representing Debt Securities having the same interest rate and stated maturity, but only upon written certification in the form and to the effect described under 'Description of the Debt Securities -- General' unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a temporary global Security in bearer form or a permanent global Security in bearer form may, on or after the applicable exchange date and upon 30 days' notice to the Trustee given through Euroclear or Cedel Bank, exchange its interest for definitive bearer Debt Securities or, if specified in the Prospectus Supplement, definitive registered Debt Securities of any authorized denomination. No bearer Debt Security delivered in exchange for a temporary global Security or a permanent global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in the Prospectus Supplement, interest in respect of any portion of such a temporary global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent global Security in bearer form will be paid to each of Euroclear and Cedel Bank with respect to the portion of the temporary global Security in bearer form held for its account. Each of Euroclear and Cedel Bank will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security in bearer form to the respective accounts for which it holds such temporary global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under 'Description of Debt Securities -- General'.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     A summary of the material United States federal income tax consequences to persons investing in Securities will be set forth in the Prospectus Supplement. This summary in the Prospectus Supplement will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell any of the Securities in four ways: (i) directly to purchasers, (ii) through agents, (iii) through dealers or (iv) through underwriters. Any or all of the foregoing may be customers of, engage in other transactions with or perform other services for the Company in the ordinary course of business.

     Offers to purchase the Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements, which may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If the sale is accomplished through an underwriter or underwriters, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which, together with this Prospectus, will be used by the underwriters to make resales of the Securities in respect of which the Prospectus Supplement and this Prospectus are delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ('Contracts') providing for payment and delivery on a specified future date. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Except as otherwise provided in the Prospectus Supplement, Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of the Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for the Company by Glen
J. DuMont, Assistant General Counsel, and for any agent, dealer or underwriter by Winston & Strawn, New York, New York. The opinions of Glen J. DuMont and Winston & Strawn will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Security, the specific terms of Securities and other matters which may affect the validity of Securities but which cannot be ascertained on the date of such opinions.

                                    EXPERTS

     The consolidated financial statements for the Company as of December 31, 1997 and for the year then ended incorporated by reference in the Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

     The Company's consolidated balance sheet as of December 31, 1996 and the consolidated statements of income, changes in shareowners' equity, and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing.

     The financial statements for Newcourt incorporated by reference in the Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Ernst & Young, Chartered Accountants, and are included herein in reliance on their reports given on the authority of that firm as experts in accounting and auditing.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet and statement of income of AT&T Capital Corporation and Subsidiaries ('AT&T Capital' or the 'Company') are based on the historical Consolidated Financial Statements of AT&T Capital and Newcourt Credit Group Inc. ('Newcourt') at December 31, 1997 and for the year then ended. The unaudited pro forma consolidated balance sheet has been prepared assuming the Newcourt Acquisition, as defined herein, had occurred on December 31, 1997 and the unaudited pro forma consolidated income statement has been prepared assuming the Newcourt Acquisition had occurred on January 1, 1997. On January 12, 1998, Newcourt, an Ontario corporation, consummated the purchase (the 'Newcourt Acquisition') of all of the outstanding shares of common stock of AT&T Capital, pursuant to a Stock Purchase Agreement dated as of November 17, 1997 (the 'Stock Purchase Agreement') among the Company, Newcourt, Hercules Holdings (Cayman) Ltd. ('Hercules'), the former direct owner of 97.4% of the Company's common stock, and by 21 members and one former member of the senior management of the Company. In connection with the Newcourt Acquisition, all of the outstanding shares of common stock of the Company were transferred to Newcourt Holdings USA, Inc., a newly-formed Delaware corporation which is a wholly-owned subsidiary of Newcourt. As a result of the Newcourt Acquisition, all of the outstanding shares of common stock of the Company are owned indirectly by Newcourt.

     The aggregate purchase price pursuant to such Stock Purchase Agreement paid by Newcourt to the stockholders of AT&T Capital was approximately $1.6 billion comprised of approximately $1.0 billion in cash and the remainder comprising approximately 17.6 million of Newcourt common shares. Such shares were issued entirely to Hercules and generally may not be transferred for periods ranging from 6 to 18 months following the date of the Newcourt Acquisition. The cash portion of the purchase price paid by Newcourt was raised through the issuance by Newcourt of 38.5 million shares of Newcourt common stock at approximately $32.50 per share to employees of Newcourt and the public in Canada and the United States. See the Company's Current Report on Form 8-K dated February 9, 1998, as amended by the Company's Current Report on Form 8-K/A dated February 18, 1998, both incorporated by reference in this Registration Statement, for the prospectus filed by Newcourt in connection with its registration of fully paid subscription rights to receive one common share of Newcourt.

     The pro forma consolidated financial statements reflect the historical cost of the Company's assets and liabilities. Adjustments to the Company's assets and liabilities to reflect their respective fair values as a result of the Newcourt Acquisition have not been made. The excess of purchase price over net book value has been allocated to goodwill.

     The following pro forma financial information is unaudited and should be read in conjunction with the accompanying notes thereto and with the Company's 1997 audited consolidated financial statements, incorporated by reference in this Registration Statement, and with the consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1997, incorporated by reference in this Registration Statement. The pro forma financial information is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the Newcourt Acquisition and the related transactions actually occurred on the dates referred to above, nor is it necessarily indicative of the results of future operations, because such unaudited pro forma financial information is based on estimates of financial effects that may prove to be inaccurate over time.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                                     U.S.          AT&T
                                                    GAAP/$       CAPITAL       PRO FORMA               PRO FORMA
                                                   NEWCOURT      CAPITAL      ADJUSTMENTS    NOTE     CONSOLIDATED
                                                  ----------    ----------    -----------    -----    ------------
                                                    NOTE 2        NOTE 1
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Cash...........................................   $1,245,228    $    8,317    $(1,101,900)    4a      $    120,545
                                                                                  (31,100)    4b
Investment in finance assets...................    1,061,223     2,564,933                               3,626,156
Investment in capital leases...................      559,529     3,288,141                               3,847,670
Investment in operating leases.................      192,513     1,593,582                               1,786,095
Assets held for securitization and
  syndication..................................      761,724       478,213                               1,239,937
Investment in affiliated companies.............      121,383                                               121,383
Accounts receivable and other..................      236,956       525,963         45,700     4a           808,619
Goodwill, net..................................      299,010        85,600        871,121     4a         1,296,631
                                                                                   40,900     4b
Deferred income taxes..........................            0       231,146                                 231,146
                                                  ----------    ----------    -----------             ------------
          TOTAL ASSETS.........................   $4,477,566    $8,775,895    $  (175,279)            $ 13,078,182
                                                  ----------    ----------    -----------             ------------
                                                  ----------    ----------    -----------             ------------
LIABILITIES, PREFERRED SECURITIES AND
  SHAREHOLDERS' EQUITY
LIABILITIES
     Accounts payable and accrued
       liabilities.............................   $  202,283    $  709,997    $     8,700     4a      $    967,880
                                                                                   46,900     4b
     Debt......................................    2,063,579     7,117,994                               9,181,573
     Future income tax liability...............       28,980         4,125                                  33,105
                                                  ----------    ----------    -----------             ------------
          TOTAL LIABILITIES....................    2,294,842     7,832,116         55,600               10,182,558
                                                  ----------    ----------    -----------             ------------
PREFERRED SECURITIES...........................                    200,000                                 200,000
SHAREHOLDERS' EQUITY
     Share capital.............................    2,048,718           903        549,097     4a         2,561,618
                                                                                  (37,100)    4b
     Additional paid-in capital................                    651,552       (651,552)    4a
     Recourse loans to senior executives.......                    (15,471)        15,471     4a
     Foreign currency translation
       adjustments.............................                     (4,032)         4,032     4a
     Retained earnings.........................      134,006       110,827       (110,827)    4a           134,006
                                                  ----------    ----------    -----------             ------------
          TOTAL SHAREHOLDERS' EQUITY...........    2,182,724       743,779       (230,879)               2,695,624
                                                  ----------    ----------    -----------             ------------
          TOTAL LIABILITIES, PREFERRED
            SECURITIES AND SHAREHOLDERS'
            EQUITY.............................   $4,477,566    $8,775,895    $  (175,279)            $ 13,078,182
                                                  ----------    ----------    -----------             ------------
                                                  ----------    ----------    -----------             ------------

   See accompanying explanatory notes to the Unaudited Pro Forma Consolidated
                                 Balance Sheet.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                      U.S. GAAP/$     AT&T       PRO FORMA               PRO FORMA
                                                       NEWCOURT     CAPITAL     ADJUSTMENTS    NOTE     CONSOLIDATED
                                                      -----------   --------    -----------    -----    ------------
                                                        NOTE 2       NOTE 1
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FEE AND AFFILIATE INCOME:
     Securitization and syndication fees............  $   143,570   $ 82,663                              $226,233
     Net income from affiliated companies...........        6,902                                            6,902
     Management fees................................       25,794    261,701                               287,495
                                                      -----------   --------                            ------------
          TOTAL FEE BASED INCOME....................      176,266    344,364                               520,630
     Net rental revenue from operating leases.......                 279,968                               279,968
     Net finance income.............................       51,027     25,208                                76,235
                                                      -----------   --------                            ------------
          TOTAL ASSET FINANCE INCOME................      227,293    649,540                               876,833
     Selling, general and other operating
       expenses.....................................      130,092    525,383                               655,475
     Depreciation and amortization..................       14,760     20,345     $  45,600      4c          80,705
     Distributions on Preferred Securities..........                  18,120                                18,120
                                                      -----------   --------    -----------             ------------
Income before loss on sale of businesses, net,
  restructuring charges and taxes...................       82,441     85,692     $ (45,600)                122,533
     Loss on sales of businesses, net...............                  18,563                                18,563
     Restructuring charges..........................       49,377     35,093                                84,470
                                                      -----------   --------    -----------             ------------
Income before taxes.................................       33,064     32,036     $ (45,600)                 19,500
     Provision for (benefit of) income taxes........       (4,742)    11,029                                 6,287
                                                      -----------   --------    -----------             ------------
          NET INCOME................................  $    37,806   $ 21,007     $ (45,600)               $ 13,213
                                                      -----------   --------    -----------             ------------
                                                      -----------   --------    -----------             ------------
Basic and diluted earnings per common share.........                                                          $.10
                                                                                                        ------------
                                                                                                        ------------

   See accompanying explanatory notes to the unaudited Pro Forma Consolidated
                              Statement of Income.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
    EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
          AND THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

     The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of income have been prepared using the following information:

          (a) Audited consolidated financial statements of Newcourt Credit Group Inc. ('Newcourt') as of and for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement (See Note 2);

          (b) Audited consolidated financial statements of AT&T Capital Corporation ('AT&T Capital' or the 'Company') as of and for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement. Certain financial statement items have been reclassified from the audited consolidated financial statements of AT&T Capital in order to conform to the presentation used by Newcourt. These reclassifications are as follows:

                                                PER AT&T CAPITAL       PRO FORMA                        NEWCOURT
BALANCE SHEET CATEGORY*                           PRESENTATION      RECLASSIFICATION       NOTE       PRESENTATION
---------------------------------------------   ----------------    ----------------    -----------   ------------
Net investment in finance receivables........       2,343,604             221,329           (1)         2,564,933
Deferred charges and other assets............         832,892            (221,329)          (1)           525,963
                                                                          (85,600)          (2)
Goodwill, net................................        --                    85,600           (2)            85,600
Short-term notes, less unamortized
  discounts..................................       1,868,585          (1,868,585)          (3)             --
Medium and long-term debt....................       5,249,409           1,868,585           (3)         7,117,994
Income taxes and other payables..............         714,122              (4,125)          (4)           709,997
Future income tax liability..................        --                     4,125           (4)             4,125

INCOME STATEMENT CATEGORY*
Finance revenue..............................         229,855            (229,855)          (5)             --
Capital lease revenue........................         361,124            (361,124)          (5)             --
Rental revenue on operating leases...........         834,027            (834,027)          (6)             --
Equipment sales..............................          49,349             (49,349)          (7)             --
Other revenue, net...........................         257,121            (257,121)          (7)             --
Interest expense.............................         451,470            (451,470)          (5)             --
Operating and administrative.................         545,728             (20,345)          (8)           525,383
Depreciation on operating leases.............         554,059            (554,059)          (6)             --
Cost of equipment sales......................          44,769             (44,769)          (7)             --
Provision for credit losses..................         114,301            (114,301)          (5)             --

Net finance income...........................        --                    25,208       sum of (5)         25,208
Net rental revenue from operating leases.....        --                   279,968       sum of (6)        279,968
Management fees..............................        --                   261,701       sum of (7)        261,701
Depreciation and amortization................        --                    20,345           (8)            20,345

------------
(1) Net investment in securitized assets have been reclassified from Deferred charges and other assets to the caption Investment in finance assets.

(2) Goodwill has been reclassified from Deferred charges and other assets to the caption Goodwill, net.

(3) Short-term notes, less unamortized discounts and Medium and long-term debt have been reclassified to the caption Debt.

(4) The current liability for operating income taxes has been reclassified from Income taxes and other payables to Future income tax liability.

(5) Finance revenue, Capital lease revenue, Interest expense and Provision for credit losses have been reclassified to the caption Net finance income.

(6) Rental revenue on operating leases and Depreciation on operating leases have been reclassified to the caption Net rental revenue from operating leases.

(7) Other revenue, net, Equipment sales and Cost of equipment sales have been reclassified to the caption Management fees.

(8) Depreciation on property, plant and equipment and goodwill amortization have been reclassified from Operating and administrative to the caption Depreciation and amortization.

           *
    Descriptions may differ slightly in the Newcourt presentation. See AT&T Capital Corporation and Subsidiaries and Newcourt Credit Group
    Inc. -- Unaudited Pro Forma Consolidated Balance Sheet and Income Statement.

          (c) Such other supplementary information as was considered necessary to reflect the acquisition of the Company by Newcourt (the 'Newcourt Acquisition') in these unaudited pro forma consolidated financial statements.

2. NEWCOURT CREDIT GROUP INC.

     The financial statements of Newcourt as of and for the year ended December 31, 1997, incorporated by reference in this Registration Statement, were prepared in accordance with accounting principles generally accepted in Canada and are expressed in Canadian dollars. For the purposes of these unaudited pro forma consolidated financial statements, the following adjustments have been made to the balance sheet and income statement of Newcourt to conform them to U.S. generally accepted accounting principles in U.S. dollars.

     (a) Differences between Generally Accepted Accounting Principles ('GAAP') in Canada and the United States.

          (i) For Canadian GAAP purposes, unrealized translation gains and losses on long term monetary items are deferred and amortized over the remaining terms of those items. For U.S. GAAP purposes, such gains and losses are recorded in income immediately.

          (ii) For Canadian GAAP purposes, amounts paid to employees to retire issued stock options without issuing common stock are recorded as capital transactions. For U.S. GAAP purposes, such amounts paid are recorded as compensation expense.

          (iii) For Canadian GAAP purposes, finance assets sold to securitization vehicles are not consolidated. Under U.S. GAAP, certain of these securitization vehicles are required to be accounted for under the equity method of accounting while others are required to be consolidated. Accordingly, for U.S. GAAP purposes, gains relating to these asset sales have been deferred, and, in the case of consolidated vehicles, the assets and liabilities have been recorded on the balance sheet. The deferred gains will be recognized in income as the related finance assets are collected.

          (iv) The restructuring charge was reduced for costs that would have been accrued as an adjustment to the liabilities assumed relating to a recent acquisition and the rationalization of certain Newcourt businesses in Canada and the United States under U.S. GAAP, rather than expensed as permitted by Canadian GAAP.

     The following tables summarizes the differences between what was reported by Newcourt in its financial statements under Canadian GAAP and what has been reflected herein for U.S. GAAP purposes as of and for the year ended December 31, 1997:

     Income Statement:

Net income for the year ended December 31, 1997 as reported under Canadian GAAP....   $26,318
Difference in accounting for foreign exchange gains (losses) (net of income tax
  recovery of $4,466)..............................................................    (5,458)
Difference in accounting for options retired.......................................      (796)
Difference in accounting for securitization transactions (net of income taxes of
  $3,153)..........................................................................     3,964
Difference in accounting for restructuring charge (net of income taxes of
  $11,272).........................................................................    13,778
                                                                                      -------
Net income for the year ended December 31, 1997 reported under U.S. GAAP...........   $37,806
                                                                                      -------
                                                                                      -------

     Balance Sheet:

Increase in investment in finance assets...........................................   $95,370
Increase in accounts receivable and other..........................................    53,132
Increase in goodwill, net..........................................................    13,726
Decrease in accounts payable and accrued liabilities...............................     9,867
Increase in debt...................................................................    94,540
Increase in subordinated debt......................................................    21,930
Increase in future income tax liability............................................     9,620

     (b) Currency

     The audited consolidated financial statements of Newcourt are expressed in Canadian dollars. For the purposes of these unaudited pro forma consolidated financial statements, the consolidated balance sheet of Newcourt has been translated into U.S. dollars using the December 31, 1997 exchange rate of 1.4328 and the consolidated statement of income of Newcourt has been translated into U.S. dollars using the weighted average exchange rate for the year ended December 31, 1997 of 1.3839.

3. PRO FORMA ASSUMPTIONS

     (a) The acquisition, pursuant to an agreement dated November 17, 1997, whereby Newcourt agreed to purchase all of the issued and outstanding common shares of AT&T Capital, subject to satisfaction of certain closing conditions, for approximately $1.6 billion payable as follows:

          (i) approximately $1.0 billion by means of cash payment at closing;
     and

          (ii) the remainder by the issuance of approximately 17.6 million of Newcourt common shares at closing.

     (b) The acquisition of AT&T Capital has been accounted for using the purchase method. The difference between the purchase price and estimated fair value of the net assets acquired has been allocated to goodwill. Goodwill has not yet been adjusted to revalue the assets and liabilities of AT&T Capital to their fair values. The amount assigned to goodwill will be amortized as a reduction to income over a twenty year period.

     (c) The issuance of 38.5 million Newcourt common shares, pursuant to a prospectus filed with the Securities and Exchange Commission on November 24, 1997, which resulted in Newcourt receiving net proceeds (after the underwriters' fees and the expenses of issue) of approximately $1.2 billion.

4. PRO FORMA ADJUSTMENTS

     The pro forma adjustments contained in these pro forma consolidated financial statements are based on estimates and assumptions by management of AT&T Capital and Newcourt based on available information. The adjustments for the actual acquisition may differ as a result of changes arising from

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evaluation of the fair value of AT&T Capital's net assets by Newcourt after the effective date of acquisition. The following adjustments have been made to reflect the Newcourt Acquisition:

          (a) Issuance of approximately $1.2 billion of Newcourt common shares, a portion of which, was used to satisfy the cash portion of the purchase price (See Note 3), the issuance of approximately 17.6 million treasury shares by Newcourt in the amount of approximately $.6 billion to satisfy the remaining portion of the purchase price and to reflect the purchase of all the issued and outstanding common stock of AT&T Capital.

          (b) To reflect the costs of issuing Newcourt common shares as well as other transaction related costs.

          (c) Amortization of goodwill over a twenty year period.

5. EARNINGS PER SHARE

     Earnings per share reflects the issuance by Newcourt of approximately 56.1 million common shares arising from the acquisition of the Company combined with the average number of Newcourt common shares outstanding (subsequent to the subdivision of the common shares) during the period.

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================================================================================

                                 $[250,000,000]

                            AT&T CAPITAL CORPORATION

                                 % SENIOR PUBLIC INCOME
                            NOTES (PINES'sm') DUE 2028

                     GUARANTEED AS TO PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST BY

                                NEWCOURT CREDIT
                                   GROUP INC.

                       [LOGO]                       [LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                NOVEMBER  , 1998

                                  ------------

                              SALOMON SMITH BARNEY
                           A.G. EDWARDS & SONS, INC.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED

================================================================================



                          STATEMENT OF DIFFERENCES
                          ------------------------

The service mark symbol shall be expressed as ........................ 'sm'